                                                                     EXHIBIT 3-C

                            ARTICLES OF RESTATEMENT
                                    OF THE
                     RESTATED ARTICLES OF INCORPORATION OF
                        PRIORITY HEALTHCARE CORPORATION


          Priority Healthcare Corporation (hereinafter referred to as the "Corporation"), existing pursuant to the Indiana Business Corporation Law and desiring to give notice of corporate action effectuating a restatement of its Restated Articles of Incorporation, sets forth the following facts:


                                   Article I
                                  Restatement
                                  -----------

          Section 1. The date of incorporation of the Corporation is June 23, 1994.

          Section 2. The name of the Corporation following this restatement continues to be Priority Healthcare Corporation.

          Section 3. Upon effectiveness of these Articles of Restatement, the Corporation's Restated Articles of Incorporation shall be amended and restated in their entirety in the form attached and marked "Exhibit A."

          Section 4. The effective date of such Restated Articles of Incorporation shall be the date of filing of these Articles of Restatement with the Office of the Secretary of State of the State of Indiana. Pursuant to resolutions duly adopted by the Board of Directors and the sole shareholder of the Corporation, each share of Common Stock, without par value, issued and outstanding at the effective date of the Restated Articles of Incorporation shall be reclassified and converted, without any further action by the holder thereof, as of the effective date into 10,214.286 shares of Class A Common Stock, $0.01 par value per share.

                                  Article II
                          Manner of Adoption and Vote
                          ---------------------------

          Section 1. The restatement contains amendments requiring shareholder approval.

          Section 2. By written consent dated the 25th day of August, 1997, the Board of Directors of the Corporation duly adopted resolutions approving the Restated Articles of Incorporation in the form attached as Exhibit A and recommending them for approval by the Corporation's sole shareholder.

          Section 3. The Restated Articles of Incorporation in the form attached as Exhibit A were duly approved and adopted as of the 25th day of August, 1997, by unanimous written consent executed by the sole shareholder of the Corporation's Common Stock without par value.

          Section 4. The manner of the adoption of the Restated Articles of Incorporation and the vote by which they were adopted constitute full legal compliance with the provisions of the Indiana Business Corporation Law and the Corporation's Restated Articles of Incorporation and By-Laws.


          IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed these Articles of Restatement and verifies, subject to penalties for perjury, that the statements contained herein are true, this 25th day of August, 1997.


                                        /s/ Robert L. Myers
                                        -------------------------------------
                                        Robert L. Myers
                                        President and Chief Executive Officer


                                      -2-